Exhibit 99.1

First Bancorp. Announces Earnings for the Quarter Ended March 31, 2020

  Net income of $2.3 million, or $0.01 per diluted share, for the first quarter of 2020, compared to $36.4 million, or $0.16 per diluted share, for the fourth quarter of 2019. Financial results for the first quarter of 2020 included the effect of a reserve build1 for loans, finance leases and debt securities of $59.8 million ($39.8 million after-tax, or $(0.18) per diluted share) driven by the effect of the COVID-19 pandemic on forecasted economic and market conditions, and a tax-exempt gain from sales of investment securities of $8.2 million, or $0.04 per diluted share.
  Loss before income taxes of $0.7 million for the first quarter of 2020, compared to income before income taxes of $53.5 million for the fourth quarter of 2019.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $68.5 million for the first quarter of 2020, compared to $72.1 million for the fourth quarter of 2019.
  Net interest income decreased by $1.3 million to $138.6 million for the first quarter of 2020, compared to $139.9 million for the fourth quarter of 2019, primarily due to the downward repricing of variable-rate commercial loans during the first quarter of 2020, as well as the adverse effect of one less day in the first quarter.
  Net interest margin was 4.63% for the first quarter of 2020, compared to 4.70% for the fourth quarter of 2019, reflecting, among other things, the effect of a lower interest rate environment on variable-rate commercial loans and credit card loans.
  Provision for credit losses on loans, finance leases and debt securities increased by $68.9 million to $77.4 million for the first quarter of 2020, compared to a provision of $8.5 million for the fourth quarter of 2019, driven by the reserve builda of $59.8 million in the first quarter in connection with the effect of the COVID-19 pandemic on forecasted economic and market conditions. Effective January 1, 2020, First BanCorp. (the “Corporation”) adopted the current expected credit loss impairment model (“CECL”) required by the Accounting Standards Codification (“ASC”) Topic 326 (“ASC 326”), which replaced the incurred loss methodology. ASC 326 does not require restatement of comparative period financial statements; as such, results for the first quarter of 2020 reflect the adoption of ASC 326, while prior periods reflect results under the previously required incurred loss methodology. The adoption of ASC 326 resulted in a cumulative increase of approximately $93.2 million in the total allowance for credit losses (“ACL”) as of January 1, 2020.
  Non-interest income increased by $5.8 million to $30.2 million for the first quarter of 2020, compared to $24.4 million for the fourth quarter of 2019, primarily due to an $8.2 million tax-exempt gain on sales of approximately $275.6 million of U.S. agencies mortgage-backed securities (“MBS”) in the first quarter of 2020, partially offset by the effect in the fourth quarter of 2019 of a $2.1 million gain from the sale of a $6.7 million nonaccrual commercial mortgage loan held for sale.
  Non-interest expenses decreased by $10.1 million to $92.2 million for the first quarter of 2020, compared to $102.3 million for the fourth quarter of 2019, primarily due to a $10.0 million decrease in costs associated with the pending acquisition of Banco Santander Puerto Rico (“BSPR”) and related restructuring initiatives.
  Income tax benefit of $3.0 million for the first quarter of 2020, compared to income tax expense of $17.1 million for the fourth quarter of 2019.
  The governor of Puerto Rico declared a full lock down of businesses effective March 16, 2020 where only essential functions were allowed to open. Only some of the functions within the financial businesses were considered essential, therefore, there have been limited loan originations since that date and the Corporation has experienced significant reductions in transaction volume due to business closures.

  Credit quality variances:

- Non-performing assets (“NPAs”) remained relatively flat with a total of $317.8 million as of March 31, 2020, an increase of $0.4 million, compared to $317.4 million as of December 31, 2019. The increase was primarily related to consumer and residential mortgage loans that migrated to nonaccrual status prior to the deferral payment programs established by the Corporation to assist borrowers affected by the COVID-19 pandemic, partially offset by reductions in commercial and construction nonaccrual loans.

- The annualized net charge-off rate was 0.78% for the first quarter of 2020, compared to 0.84% for the fourth quarter of 2019.

  Total deposits, excluding brokered deposits and government deposits, increased by $91.2 million to $7.8 billion as of March 31, 2020, reflecting an increase of $150.5 million in the Puerto Rico region, partially offset by reductions of $46.7 million and $12.6 million in the Florida and Virgin Islands regions, respectively. The variance in the Puerto Rico region reflects increases in retail time deposits, as well as savings and demand deposit account balances.
  Brokered certificates of deposits (“CDs”) increased in the quarter by $16.9 million to $452.0 million as of March 31, 2020. In addition, non-maturity brokered deposits, such as a money market account maintained by a deposit broker, increased in the quarter by $100.9 million to $223.2 million as of March 31, 2020.
  Government deposits increased in the quarter by $5.0 million and totaled $1.1 billion as of March 31, 2020, reflecting an increase of $13.1 million in the Virgin Islands region, partially offset by an $8.1 million decrease in the Puerto Rico region.
  Total loans increased in the quarter by $9.3 million, totaling $9.1 billion as of March 31, 2020. The increase consisted of a $63.8 million increase in commercial and construction loans, primarily reflected in the Florida region, and a $31.0 million increase in consumer loans, partially offset by an $85.5 million decrease in residential mortgage loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $802.6 million in the first quarter of 2020, compared to $1.1 billion in the fourth quarter of 2019. The decrease consisted of reductions of $228.5 million in commercial and construction loan originations, primarily due to both a decrease in new loan originations and lower utilization of credit lines, $50.5 million in residential mortgage loan originations, and $50.3 million in consumer loan originations. These reductions reflect the effect of disruptions in the loan underwriting and closing processes caused by the COVID-19 pandemic, as a result of quarantines and the lockdown of non-essential businesses that began in Puerto Rico on March 16, 2020, and seasonally lower residential and consumer loan originations.

  Liquidity levels have remained high with the cash and liquid securities to total assets ratio exceeding 17.5%, compared to 15.8% as of December 31, 2019. We are confident we can continue to sustain high liquidity levels based on the inflow of funds from the local and federal stimulus packages and the availability of alternate funding sources such as the Primary Credit Federal Reserve (FED) discount window program.
  Total capital, common equity Tier 1 capital (“CET1”), Tier 1 capital, and leverage ratios of 25.42%, 21.79%, 22.19%, and 15.98%, respectively, as of March 31, 2020. The tangible common equity ratio was 16.36% as of March 31, 2020. As permitted by the regulatory capital framework, the Corporation elected the option to delay for two years the estimate of the CECL methodology’s effect on regulatory capital, relative to the incurred loss methodology’s effect on capital, followed by a three-year transition period.

1 Reserve build represents the amount by which the provision for credit losses exceeds net charge-offs, while reserve release represents the amount by which net charge-offs exceeded the provision for credit losses.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 30, 2020--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $2.3 million, or $0.01 per diluted share, for the first quarter of 2020, compared to $36.4 million, or $0.16 per diluted share, for the fourth quarter of 2019, and $43.3 million, or $0.20 per diluted share, for the first quarter of 2019. Financial results for the first quarter of 2020 included the effect of a reserve builda for loans, finance leases and debt securities of $59.8 million ($39.8 million after-tax, or $(0.18) per diluted share), driven by the effect of the COVID-19 pandemic on forecasted economic and market conditions, and a tax-exempt gain from sales of investment securities of $8.2 million, or $0.04 per diluted share.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Our hearts go out to those impacted by this pandemic from both a humanitarian and economic standpoint. This has been devastating to many families and we remain vigilant as certain markets begin to gradually open. I want to personally acknowledge and thank my team and our dedicated frontline employees who have been supporting our clients every day during the COVID-19 pandemic general lockdown, working with borrowers by swiftly implementing loan moratoriums and processing SBA PPP applications. We are exceptional because of the deep talent within our bench. Our team has proven time and time again their dedication and superior level of service, which makes us who we are as a company.

We are entering this crisis from a position of institutional strength to support our people, clients and shareholders. We are extremely well-capitalized, with a total risk-based capital ratio of 25.4%, among the best capitalized banks in the U.S. and our reserve coverage (with the adoption of CECL) of 3.24% is also among the highest levels for the banking sector. Our advanced operational and digital capabilities have allowed us to service our communities under a social distancing environment. Our dividend is supported by our strong capital position and strong pre-tax, pre-provision revenue, which was $68 million in the first quarter. The quarter results and business volume reflect the impact of our main market lockdown that began on March 16th.

The regulatory support and the unprecedented level of federal and local economic stimulus will contribute to mitigate credit quality deterioration in the short term. Moreover, we have a proven and experienced management team which has built a risk management framework to manage and mitigate emerging risks from the challenges that lie ahead. The past decade has tested our franchise’s strength, resilience and capacity to face new challenges; our organization has been through more than our fair share of financial crises and natural disasters. We look forward to returning to some sense of normalcy and actively contributing to the recovery of our clients, communities and markets.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and which are clearly separable from normal operations (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

SPECIAL ITEMS

The financial results for the first quarter of 2020 and the fourth and first quarters of 2019 included the following Special Items:

Quarter ended March 31, 2020

- An $8.2 million gain on sales of approximately $275.6 million of U.S. agencies MBS executed in the latter part of March. The gain, realized at the tax-exempt international banking entity subsidiary, had no effect in the income tax expense recorded in the first quarter of 2020.

- A $1.2 million ($0.7 million after-tax) benefit resulting from insurance recoveries associated with hurricane-related expenses incurred primarily in the Puerto Rico region.

- Merger and restructuring costs of $0.8 million ($0.5 million after-tax) in connection with the previously announced stock purchase agreement with Santander Holdings USA, Inc., to acquire BSPR and related restructuring initiatives. Merger and restructuring costs in the first quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts associated with the pending acquisition of BSPR.

- Costs of $0.4 million ($0.2 million after-tax) related to the COVID-19 pandemic response efforts, primarily additional cleaning costs and communications with customers.

Quarter ended December 31, 2019

- Merger and restructuring costs of $10.9 million ($6.8 million after-tax) in connection with the pending acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs incurred in the fourth quarter of 2019 primarily included advisory, legal, valuation, and other professional service fees, as well as a $3.4 million charge related to a voluntary separation program (the “VSP”) offered to eligible employees of FirstBank in connection with initiatives to capitalize on expected operational efficiencies from the acquisition.

- A $0.7 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the Virgin Islands region.

Quarter ended March 31, 2019

- A $6.4 million ($4.0 million after-tax) positive effect in earnings related to loan loss reserve releases resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.

- A $2.3 million expense recovery related to an employee retention benefit payment (the “Benefit”) received by the Bank by virtue of the Disaster Tax Relief and Airport Extension Act of 2017, as amended (the “Act”). The Benefit was recorded as an offset to the employees’ compensation and benefits expenses recognized in the first quarter of 2019 and was not treated as taxable income by virtue of the Act.

NET INCOME AND RECONCILIATION TO ADJUSTED NET (LOSS) INCOME (NON-GAAP)

Net income amounted to $2.3 million for the first quarter of 2020, compared to $36.4 million for the fourth quarter of 2019. Adjusted net loss of $5.9 million, or $(0.03) per diluted share, for the first quarter of 2020, compared to adjusted net income of $42.8 million, or $0.19 per diluted share, for the fourth quarter of 2019. The following table reconciles for the first quarter of 2020 and the fourth and first quarters of 2019 the reported net income to adjusted net (loss) income and adjusted (loss) earnings per share, which are non-GAAP financial measures that exclude the Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	March 31, 2020	December 31, 2019	March 31, 2019

Net income, as reported (GAAP)	$2,266	$36,449	$43,314
Adjustments:
Merger and restructuring costs	845	10,850	-
Hurricane-related loan loss reserve release	-	-	(6,425)
Benefit from hurricane-related insurance recoveries	(1,153)	(727)	-
Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	-	-	(2,317)
Gain on sales of investment securities	(8,247)	-	-
COVID-19 pandemic-related expenses	363	-	-
Income tax impact of adjustments (1)	(21)	(3,796)	2,409
Adjusted net (loss) income (Non-GAAP)	$(5,947)	$42,776	$36,981
Preferred stock dividends	(669)	(669)	(669)
Adjusted net (loss) income attributable to common stockholders (Non-GAAP)	$(6,616)	$42,107	$36,312

Weighted-average diluted shares outstanding	$217,314	217,379	216,950

Earnings Per Share - diluted (GAAP)	$0.01	$0.16	$0.20

Adjusted (Loss) Earnings Per Share - diluted (Non-GAAP)	$(0.03)	$0.19	$0.17

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

(LOSS) INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Loss before income taxes amounted to $0.7 million for the first quarter of 2020, compared to income before income taxes of $53.5 million for the fourth quarter of 2019. Adjusted pre-tax, pre-provision income amounted to $68.5 million for the first quarter of 2020, down $3.7 million from the fourth quarter of 2019. The following table reconciles (loss) income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

(Loss) income before income taxes	$(701)	$53,547	$65,595	$59,298	$60,932
Add: Provision for credit losses	77,366	8,473	7,398	12,534	11,408
Less: Net gain on sales of investment securities	(8,247)	-	-	-	-
Add: Credit loss impairment on debt securities (1)	-	-	497	-	-
Less: Accelerated discount accretion due to early payoff of acquired loan	-	-	(2,953)	-	-
Less: Employee retention benefit - Disasater Tax Relief
and Airport Extension Act of 2017	-	-	-	-	(2,317)
Less: Benefit from hurricane-related insurance recoveries	(1,153)	(727)	(379)	(820)	-
Add: COVID-19 pandemic-related expenses	363	-	-	-	-
Add: Merger and restructuring costs	845	10,850	592	-	-
Adjusted pre-tax, pre-provision income	$68,473	$72,143	$70,750	$71,012	$70,023

Change from most recent prior quarter (amount)	$(3,670)	$1,393	$(262)	$989	$2,356
Change from most recent prior quarter (percentage)	-5.1%	2.0%	-0.4%	1.4%	3.5%
(1) ASC 326, which became effective on January 1, 2020, requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. Thus, credit losses on debt securities recorded prior to January 1, 2020 are presented as credit loss impairment on debt securities in the table above, while credit losses on debt securities recorded after January 1, 2020 are presented as part of provision for credit losses in the table above.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as hurricane-related insurance recoveries, costs incurred in connection with the COVID-19 pandemic response efforts, the merger and restructuring costs in connection with the pending acquisition of BSPR, the accelerated discount from the early payoff of an acquired commercial mortgage loan, and the one-time employee retention benefit reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and which are clearly separable from normal operations. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

The following table sets forth information concerning net interest income during the periods indicated:

(Dollars in thousands)	Quarter Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net Interest Income
Interest income	$165,264	$167,620	$172,295	$169,510	$166,472
Interest expense	26,615	27,691	27,870	26,964	26,291

Net interest income	$138,649	$139,929	$144,425	$142,546	$140,181

Average Balances
Loans and leases	$8,997,418	$8,952,209	$9,026,725	$9,035,618	$8,912,874
Total securities, other short-term investments and interest-bearing cash balances	3,055,546	2,865,530	2,691,584	2,641,185	2,634,055
Average interest-earning assets	$12,052,964	$11,817,739	$11,718,309	$11,676,803	$11,546,929

Average interest-bearing liabilities	$8,009,199	$7,845,104	$7,819,008	$7,714,393	$7,615,212

Average Yield/Rate
Average yield on interest-earning assets	5.51%	5.63%	5.83%	5.82%	5.85%
Average rate on interest-bearing liabilities	1.34%	1.40%	1.41%	1.40%	1.40%
Net interest spread	4.17%	4.23%	4.42%	4.42%	4.45%
Net interest margin	4.63%	4.70%	4.89%	4.90%	4.92%

Net interest income amounted to $138.6 million for the first quarter of 2020, a decrease of $1.3 million, compared to net interest income of $139.9 million for the fourth quarter of 2019. The decrease in net interest income was mainly due to:

  A $1.9 million decrease in interest income on commercial and construction loans, primarily due to: (i) the downward repricing of variable-rate commercial and construction loans, which resulted in a decrease in interest income of approximately $0.8 million, (ii) a decrease in interest income from early cancellation fees and deferred fees amortization of approximately $0.9 million, driven by the effect in the previous quarter of fees recorded on the payoff of certain large commercial loans in the Florida region, and (iii) the adverse effect of one less day in the first quarter, which resulted in a decrease of approximately $0.5 million in interest income on commercial and construction loans. These variances were partially offset by an increase in interest income of approximately $0.6 million associated with a $49.2 million increase in the average commercial and construction loan balance.

The interest rate on approximately 44% of the Corporation’s commercial and construction loans is based upon LIBOR indexes and 20% is based upon the Prime rate index. For the first quarter of 2020, the average one-month LIBOR declined 39 basis points, the average three-month LIBOR declined 40 basis points, and the average Prime rate declined 42 basis points compared to the average rates for such indexes during the fourth quarter of 2019.

  A $1.2 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $69.9 million in the average balance of this portfolio and, to a lesser extent, a lower amount of interest income recognized on collections from nonaccrual loans.

  A $0.8 million decrease in interest income from interest-bearing cash balances, which consisted primarily of deposits maintained at the Federal Reserve Bank of New York (the “New York FED”), with balances at the New York FED earning 0.10% as of March 31, 2020 compared to 1.55% as of December 31, 2019 attributable to declines in the Federal Funds target rate.

Partially offset by:

  A $1.1 million increase in interest income on investment securities, primarily due to a $150.3 million increase in the average balance of U.S. agencies MBS, reflecting the full quarter effect of purchases executed during the fourth quarter of 2019.

  A $1.1 million decrease in interest expense, reflecting a reduction of approximately $1.0 million attributable to the decrease in the average interest rates paid on interest-bearing checking, savings and non-brokered time deposits, and a reduction in interest expense on interest-bearing deposits of approximately $0.2 million related to one less day in the first quarter.

  A $0.5 million increase in interest income on consumer loans, primarily due to an increase of $65.9 million in the average balance of this portfolio, which resulted in an increase in interest income of approximately $1.6 million, partially offset by the adverse effect of one less day in the first quarter which resulted in a decrease of approximately $0.5 million in interest income on consumer loans. In addition, there was a decrease of approximately $0.3 million related to both the downward repricing of the credit card loan portfolio tied to the decline in the Prime rate and a lower amount of late charges and penalty fees assessed during the first quarter.

Net interest margin was 4.63%, compared to 4.70% for the fourth quarter of 2019. The decrease was primarily attributable to the downward repricing of variable rate commercial, construction, and credit card loans, as well as interest-bearing cash balances attributable to the effect of the lower interest rate environment, and the decrease in penalty fees on commercial and consumer loans, partially offset by the decrease in the average interest rates paid on interest-bearing deposits.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2020	2019	2019	2019	2019

Service charges on deposit accounts	$ 5,957	$ 6,205	$ 6,108	$ 5,887	$ 5,716
Mortgage banking activities	3,788	4,640	4,396	4,395	3,627
Net gain (loss) on investments and impairments	8,247	-	(497)	-	-
Other operating income	12,208	13,560	11,394	11,941	13,200
Non-interest income	$ 30,200	$ 24,405	$ 21,401	$ 22,223	$ 22,543

Non-interest income amounted to $30.2 million for the first quarter of 2020, compared to $24.4 million for the fourth quarter of 2019. The $5.8 million increase in non-interest income was primarily due to:

  An $8.2 million gain on sales of approximately $275.6 million of available-for-sale U.S. agencies MBS. The securities sold carried an increased prepayment risk given the recent drops in market interest rates.
  A $2.7 million increase in insurance income, included as part of “Other operating income” in the table above, reflecting the effect of seasonal contingent commissions of $3.1 million recorded in the first quarter of 2020 based on the prior year’s production of insurance policies, partially offset by lower title, auto, and commercial insurance commissions earned in the first quarter, adversely affected by a lower volume of loan originations.

Partially offset by:

  The effect in the fourth quarter of 2019 of a $2.1 million gain from the sale of a nonaccrual commercial mortgage loan held for sale with a carrying value of $6.7 million at the time of sale, included as part of “Other operating income” in the table above.
  A $1.3 million decrease in transactional fee income from credit and debit cards, automated teller machines (ATMs), point-of-sale (POS), and merchant-related activity due to seasonally lower transaction volumes and disruptions caused by quarantines and lockdowns of non-essential businesses in connection with the COVID-19 pandemic, included as part of “Other operating income” in the table above.
  A $0.9 million decrease in revenues from mortgage banking activities, primarily related to a $0.7 million increase in unrealized marked-to-market losses on To-Be-Announced (“TBA”) MBS forward contracts and a $0.1 million increase in the mortgage servicing rights valuation allowance. Total loans sold in the secondary market to U.S. government-sponsored entities during the first quarter of 2020 amounted to $93.7 million with a related net gain of $3.4 million (net of realized losses of $0.4 million on settled TBA hedges), compared to total loans sold in the secondary market during the fourth quarter of 2019 of $106.7 million with a related net gain of $3.5 million (net of realized losses of $0.2 million on settled TBA hedges). The overall higher gain margin in the first quarter of 2020 reflects, among other things, the effect of an increased volume of reperforming loan sales during the first quarter of 2020 ($6.8 million with a related gain of $0.6 million in the first quarter of 2020 compared to $2.6 million and a related gain of $0.3 million in the fourth quarter of 2019).
  A $0.3 million decrease in non-deferrable loan fee income, such as expired commitments fee collections, included as part of “Other operating income” in the table above.
  A $0.2 million decrease in service charges on deposits, primarily related to a reduction in the number of returned checks, paid items, and cash management fee transactions.
  The effect in the fourth quarter of 2019 of a $0.2 million gain realized on the utilization of a previously purchased income tax credit, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Employees' compensation and benefits	$42,859	$40,856	$41,409	$40,813	$39,296
Occupancy and equipment	15,127	16,151	15,129	15,834	16,055
Deposit insurance premium	1,522	1,674	1,465	1,482	1,698
Other insurance and supervisory fees	1,087	919	960	547	1,170
Taxes, other than income taxes	3,880	3,864	3,904	3,737	3,820
Professional fees:
Collections, appraisals and other credit-related fees	1,696	2,345	1,797	1,946	1,717
Outsourcing technology services	6,829	6,036	6,206	5,798	5,520
Other professional fees	3,268	3,652	3,872	3,927	3,073
Credit and debit card processing expenses	3,950	3,734	4,764	3,820	4,154
Business promotion	3,622	4,060	4,004	3,940	3,706
Communications	1,877	1,591	1,834	1,714	1,752
Net loss on other real estate owned ("OREO") operations	1,188	3,280	2,578	5,043	3,743
Merger and restructuring costs	845	10,850	592	-	-
Other	4,434	3,302	4,319	4,336	4,680
Total	$92,184	$102,314	$92,833	$92,937	$90,384

Non-interest expenses amounted to $92.2 million in the first quarter of 2020, a decrease of $10.1 million from $102.3 million in the fourth quarter of 2019. The $10.1 million decrease in non-interest expenses was primarily due to:

  A $10.0 million decrease in merger and restructuring costs associated with the pending acquisition of BSPR. In the fourth quarter of 2019, these costs included advisory, legal, valuation, and other professional service fees incurred in connection with the execution of the stock purchase agreement, as well as a $3.4 million charge related to the VSP offered to eligible employees at FirstBank.
  A $2.1 million decrease in the net loss on OREO operations, primarily due to a $1.5 million decrease in write-downs to the value of OREO properties, a $0.3 million decrease in OREO-related operating expenses, primarily repairs, maintenance and legal expenses, and a $0.2 million increase in income recognized from rental payments associated with OREO income-producing properties.

  A $1.0 million decrease in occupancy and equipment costs, primarily due to the effect in the fourth quarter of 2019 of the expensing of approximately $0.5 million of previously capitalized costs upon the outsourcing of certain technology solutions, and a $0.3 million decrease in software maintenance expenses in the first quarter of 2020 as compared to the fourth quarter of 2019. In addition, there was a $0.1 million increase in insurance recoveries in the first quarter of 2020 in connection with hurricane-related occupancy and equipment expenses.
  A $0.4 million decrease in business promotion expenses, primarily related to lower public relations, sponsorships, and marketing activities.

  A $0.2 million decrease in professional service fees, other than those included as part of merger and restructuring costs, reflecting a $0.6 million decrease in consulting fees (including the effect of $0.2 million of insurance recoveries associated with hurricane-related expenses) and a $0.5 million decrease in attorneys’ and other collection fees in connection with non-performing asset resolution efforts. These variances were partially offset by a $0.8 million increase in outsourced technology fees, primarily related to efforts aimed to enhance disaster recovery capabilities.

Partially offset by:

  A $2.0 million increase in employees’ compensation and benefits expenses, driven by an increase of approximately $2.5 million related to higher seasonal payroll taxes and bonus expenses, partially offset by the effect of one less business day in the first quarter.
  A $1.1 million increase in “Other” in the table above, mainly related to the effect of a $1.1 million adjustment recorded in the fourth quarter of 2019 to reduce the reserve for operational losses based on quarterly revisions.

  A $0.3 million increase in communication expenses, primarily due to expenses associated with the mailing of tax-related forms and increased telephone-related expenses.
  A $0.2 million increase in credit and debit card processing expenses, mainly related to a decrease in earned credit card networks incentive and rebates, partially offset by lower transaction volumes.

INCOME TAXES

The Corporation recorded an income tax benefit of $3.0 million for the first quarter of 2020, compared to an income tax expense of $17.1 million for the fourth quarter of 2019. The variance was primarily related to the income tax benefit recorded in connection with the $59.8 million reserve builda for loans, finance leases and debt securities in the first quarter of 2020.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 25%, compared to the effective tax rate of 30% as of the end of the fourth quarter of 2019, primarily due to a decreased taxable income proportionate to pre-tax income. As of March 31, 2020, the Corporation had a deferred tax asset of $307.8 million (net of a valuation allowance of $88.5 million, including a valuation allowance of $52.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank). On January 1, 2020, the Corporation increased its deferred tax assets by $31.3 million in connection with the transitional adjustment resulting from the adoption of the CECL accounting standard, as further explained below.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Nonaccrual loans held for investment:
Residential mortgage	$122,903	$121,408	$127,040	$129,501	$132,049
Commercial mortgage	35,953	40,076	42,525	77,495	93,192
Commercial and Industrial	19,734	18,773	20,725	21,327	22,507
Construction	9,663	9,782	6,358	6,936	7,700
Consumer and Finance leases	24,042	20,629	19,579	17,846	17,330
Total nonaccrual loans held for investment	212,295	210,668	216,227	253,105	272,778

OREO	99,674	101,626	103,033	118,081	129,716
Other repossessed property	5,832	5,115	5,932	5,744	5,032
Total non-performing assets, excluding nonaccrual loans held for sale	$317,801	$317,409	$325,192	$376,930	$407,526

Nonaccrual loans held for sale	-	-	6,906	7,144	7,381
Total non-performing assets, including nonaccrual loans held for sale (1)	$317,801	$317,409	$332,098	$384,074	$414,907

Past-due loans 90 days and still accruing (2)	$132,058	$135,490	$144,787	$142,113	$148,625
Nonaccrual loans held for investment to total loans held for investment	2.35%	2.34%	2.41%	2.78%	3.03%
Nonaccrual loans to total loans	2.35%	2.33%	2.48%	2.85%	3.10%
Non-performing assets, excluding nonaccrual loans held for sale,
to total assets, excluding nonaccrual loans held for sale	2.44%	2.52%	2.60%	3.01%	3.29%
Non-performing assets to total assets	2.44%	2.52%	2.65%	3.06%	3.35%

(1) Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans will accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loans statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 amounted to $134.0 million, $136.7 million, $139.3 million, $141.7 million, and $144.4 million, respectively.

(2) Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 amounted to $25.4 million, $27.0 million, $27.7 million, $27.0 million, and $28.2 million, respectively.

Variances in credit quality metrics:

  Total non-performing assets increased by $0.4 million to $317.8 million as of March 31, 2020, compared to $317.4 million as of December 31, 2019. Total nonaccrual loans increased by $1.6 million to $212.3 million as of March 31, 2020, compared to $210.7 million as of December 31, 2019.

The increase in non-performing assets was mainly due to:

- A $3.4 million increase in nonaccrual consumer loans, primarily auto loans, driven by consumer loans that migrated to nonaccrual status prior to the deferral payment programs established by the Corporation to assist borrowers affected by the COVID-19 pandemic.

- A $1.5 million increase in nonaccrual residential mortgage loans, mainly related to the inflow of two loans individually in excess of $1 million totaling $3.0 million.

- A $0.7 million increase in non-real estate repossessed assets, primarily repossessed automobiles.

Partially offset by:

- A $3.3 million decrease in nonaccrual commercial and construction loans, primarily due to collections of $3.1 million in the first quarter and approximately $2.5 million of loans brought current and restored to accrual status, partially offset by inflows of $2.9 million.

- A $2.0 million decrease in the OREO portfolio balance. The decrease was driven by sales of $5.3 million, primarily residential OREO properties in the Puerto Rico region, and approximately $2.0 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $5.3 million.

  Inflows to nonaccrual loans held for investment were $31.1 million, a $2.4 million decrease compared to inflows of $33.5 million in the fourth quarter of 2019. Inflows to non-performing commercial and construction loans were $2.9 million in the first quarter of 2020, a decrease of $3.4 million compared to inflows of $6.3 million in the fourth quarter of 2019. Inflows to non-performing consumer loans were $15.6 million, a decrease of $1.2 million compared to inflows of $16.8 million in the fourth quarter of 2019. Inflows to non-performing residential mortgage loans were $12.6 million in the first quarter of 2020, an increase of $2.2 million compared to inflows of $10.4 million in the fourth quarter of 2019.
  Adversely classified commercial and construction loans decreased by $103.8 million to $116.7 million as of March 31, 2020. The decrease was driven by the upgrade in the credit risk classification of a $117.5 million commercial mortgage loan relationship in the Puerto Rico region.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $497.3 million as of March 31, 2020, up $9.3 million from December 31, 2019, driven by the modification of an $18.4 million commercial and industrial relationship in the Puerto Rico region. Approximately $401.6 million of total TDR loans held for investment were in accrual status as of March 31, 2020. These figures exclude $55.8 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $94.7 million as of March 31, 2020, a decrease of $68.0 million, compared to $162.7 million as of December 31, 2019. The variances by major portfolio categories were as follow:

- Residential mortgage loans in early delinquency decreased by $45.6 million to $42.0 million as of March 31, 2020, and consumer loans in early delinquency decreased by $22.6 million to $46.9 million as of March 31, 2020. The decrease was primarily related to the combination of payments received and the effect of the deferred repayment programs established by the Corporation to assist customers affected by the COVID-19 pandemic, as further explained below.

- Commercial and construction loans in early delinquency increased in the first quarter by $0.1 million to $5.6 million as of March 31, 2020.

In working with borrowers affected by the COVID-19 outbreak, the Corporation provided automatic deferred repayment arrangements across-the-board up to June 30, 2020 to all consumer borrowers (i.e., residential mortgage, personal loans, auto loans, finance leases and small loans) that were current in their payments or no more than 2 payments in arrears (not having exceeded 89 days past due as of March 16, 2020). In the case of credit cards and individual lines of credit, the borrowers were required to be current or less than 29 days past due in their payments as of March 16, 2020 to qualify for the payment deferral program. For both consumer and residential mortgage loans subject to the deferral programs, each borrower is required to begin making their regularly scheduled loan payment at the end of the deferral period and the deferred amounts were moved to the end of the loan. The payment deferral programs were applied prospectively beginning, in some instances, with the scheduled contractual payment due in March. For commercial loans, any request for payment deferral is analyzed on a case by case basis. As of April 28, 2020, the Corporation has under deferred payment arrangements approximately 6,400 residential mortgage loans totaling $849.7 million, 75,800 consumer loans totaling $915.9 million, and 650 commercial and construction loans totaling $1.7 billion.

As a certified Small Business Administration (“SBA”) lender, the Corporation is participating in the SBA Paycheck Protection Program (PPP) to help provide loans to the Corporation’s small business customers to provide them with additional working capital. To date, the Corporation has received approval from the SBA for 2,576 applications received since April 3, 2020, the first date on which small business customers could apply for such loans, totaling approximately $319.5 million, of which approximately $208.0 million has already been funded.

Allowance for Credit Losses

Effective January 1, 2020, the Corporation adopted the ASC 326. The adoption of this standard replaced the incurred loss methodology with a methodology that is referred to as CECL to estimate the ACL for the remaining estimated life of a financial asset carried at amortized cost and certain off-balance sheet credit exposures considering, among other things, expected future changes in macroeconomic conditions. The Corporation adopted ASC 326 using the modified retrospective method, resulting in a cumulative increase of approximately $93.2 million in the total ACL with a corresponding decrease, net of applicable taxes, in beginning retained earnings as of January 1, 2020.

The following table presents, by main categories, the effects to the ACL and beginning retained earnings upon adoption of this guidance on January 1, 2020:

(In thousands)	January 1, 2020
	ACL Under ASC 326 - Adoption Date	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:

ACL on debt securities held to maturity	$8,134	$-	$8,134

ACL on Loans:
Residential mortgage	94,643	44,806	49,837
Commercial and construction	52,984	56,762	(3,778)
Consumer and finance leases	88,677	53,571	35,106
ACL on Loans	236,304	155,139	81,165

Liabilities:
ACL on off-balance sheet credit exposures	3,922	-	3,922

Pre-tax effect in beginning retained earnings	$248,360	$155,139	$93,221

Balance sheet reclassification (1)			434

Tax effect			(31,333)

After-tax effect in beginning retained earnings			$62,322

(1) Reflects the effect of the release of the excess of the previously-established allowance for PCD loans over the ACL determined for such loans following the CECL methodology, which resulted in a corresponding decrease to loans.

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the first quarter of 2020:

	Quarter Ended March 31, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(Dollars in thousands)
Allowance for credit losses, beginning balance prior to adoption of CECL	$155,139	$-		$-	$-	$155,139
Impact of adopting CECL (cumulative transition adjustment) (1)	81,165	3,922		8,134	-	93,221
Allowance for credit losses, January 1, 2020	236,304	3,922		8,134	-	248,360
Provision for credit losses	74,045	1,819		1,134	368	77,366
Net charge-offs	(17,575)	-		-	-	(17,575)
Allowance for credit losses, end of period	$292,774	$5,741	(2)	$9,268	$368	$308,151

(1) Cumulative effect adjustment recorded on January 1, 2020.
(2) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories follow:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the allowance for credit losses for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Allowance for credit losses, beginning balance prior to CECL adoption	$155,139	$165,575	$172,011	$183,732	$196,362
Impact of adopting ASC 326	81,165	-	-	-	-
Allowance for credit losses, beginning balance after CECL adoption	236,304	165,575	172,011	183,732	196,362
Provision for credit losses	74,045	8,473	7,398	12,534	11,820(1)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,779)	(5,930)	(4,414)	(4,188)	(5,547)
Commercial mortgage	(84)	(103)	(717)	(11,598)	(2,272)
Commercial and Industrial	(10)	208	1,439	(83)	(5,216)
Construction	24	(8)	211	237	(166)
Consumer and finance leases	(13,726)	(13,076)	(10,353)	(8,623)	(11,249)
Net charge-offs	(17,575)	(18,909)	(13,834)	(24,255)	(24,450)
Allowance for credit losses on loans and finance leases, end of period	$292,774	$155,139	$165,575	$172,011	$183,732

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.24%	1.72%	1.85%	1.89%	2.04%
Net charge-offs (annualized) to average loans outstanding during the period	0.78%	0.84%	0.61%	1.07%	1.10%
Provision for credit losses on loans and finance leases to net charge-offs during the period	4.21x	0.45x	0.53x	0.52x	0.48x
Provision for credit losses on loans and finance leases to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases
in the first quarter of 2019	4.21x	0.45x	0.53x	0.52x	0.75x

(1) Net of a $6.4 million net credit loss reserve release on loans associated with the effect of Hurricanes Irma and Maria.
  The ACL for loans and finance leases was $155.1 million as of December 31, 2019. Upon adoption of CECL on January 1, 2020, the Corporation recognized an increase in the ACL for loans and finance leases of approximately $81.2 million, as a cumulative effect adjustment from a change in accounting policy, with a corresponding decrease in retained earnings, net of applicable income taxes. As of March 31, 2020, the ACL for loans and finance leases was $292.8 million, up $137.7 million from December 31, 2019, driven by the $81.2 million increase as a result of adopting CECL and a $56.5 million reserve build a in the first quarter of 2020. The increase in the ACL for loans and finance leases primarily reflects the effect of a deteriorating economic outlook due to the COVID-19 pandemic across all loan portfolio categories.
  The provision for credit losses on loans and finance leases was $74.0 million for the first quarter of 2020, up $65.5 million from $8.5 million in the fourth quarter of 2019. The variances by major portfolio categories are as follow:

- Provision for credit losses on commercial and construction loans of $24.6 million, compared to a release of $8.9 million in the fourth quarter of 2019. The increase was driven by a $24.6 million reserve build a in the first quarter of 2020, which reflects deterioration in the macro-economic environment due to the COVID-19 pandemic reflected across multiple sectors with the largest impact in accommodation, retail real estate, and transportation industries. The exposure to these industries represents approximately 28% of the total commercial and construction loan portfolio as of March 31, 2020.

- Provision for credit losses on residential mortgage loans of $16.2 million, compared to $4.7 million in the fourth quarter of 2019. The increase was driven by a $12.4 million reserve builda in the first quarter of 2020, reflecting forecasted credit deterioration due to the COVID-19 pandemic, partially offset by the decline in balance of this portfolio.

- Provision for credit losses on consumer loans and finance leases of $33.2 million, compared to $12.6 million in the fourth quarter of 2019. The increase was driven by a $19.5 million reserve builda in the first quarter of 2020 reflecting forecasted credit deterioration due to the COVID-19 pandemic, primarily reflected in the credit cards and unsecured personal loans portfolios, and the overall increase in size of this portfolio.

  The ratio of the allowance for credit losses for loans and finance leases to total loans held for investment was 3.24% as of March 31, 2020, compared to 1.72% as of December 31, 2019. The ratio of the total allowance for credit losses for loans and finance leases to nonaccrual loans held for investment was 137.91% as of March 31, 2020, compared to 73.64% as of December 31, 2019.

The following table sets forth information concerning the composition of the Corporation’s allowance for credit losses for loans and finance leases as of March 31, 2020 and December 31, 2019 by loan category.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2020

Total loans held for investment:
Amortized cost	$2,875,672	$3,850,646	$2,312,629	$9,038,947
Allowance for credit losses on loans	107,082	77,534	108,158	292,774
Allowance for credit losses on loans to amortized cost	3.72%	2.01%	4.68%	3.24%

As of December 31, 2019

Total loans held for investment:
Amortized cost	$2,933,773	$3,786,779	$2,281,653	$9,002,205
Allowance for credit losses on loans	44,806	56,762	53,571	155,139
Allowance for credit losses on loans to amortized cost	1.53%	1.50%	2.35%	1.72%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Residential mortgage	0.52%	0.80%	0.58%	0.54%	0.71%

Commercial mortgage	0.02%	0.03%	0.19%	2.97%	0.59%

Commercial and Industrial	0.00%	-0.04%	-0.26%	0.01%	0.96%

Construction	-0.08%	0.03%	-0.81%	-1.03%	0.78%

Consumer and finance leases	2.38%	2.34%	1.92%	1.68%	2.27%

Total loans	0.78%	0.84%	0.61%	1.07%	1.10%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $17.6 million for the first quarter of 2020, or an annualized 0.78% of average loans, compared to $18.9 million, or an annualized 0.84% of average loans, in the fourth quarter of 2019. The decrease of $1.3 million in net charge-offs was mainly related to:

  A $2.2 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs taken on foreclosures.

Partially offset by:

  A $0.7 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on personal loans and credit cards associated, in part, with larger portfolio balances.
  A $0.2 million increase in commercial and construction loan net charge-offs, primarily due to the effect in the fourth quarter of 2019 of a $0.2 million loan loss recovery on a commercial and industrial loan in the Puerto Rico region.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period in which the Corporation is exposed to credit risk via a contractual obligation to extend credit, such as unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. Upon adoption of CECL on January 1, 2020, the Corporation recognized an increase in the ACL for off-balance sheet exposures of approximately $3.9 million, as a cumulative effect adjustment from a change in accounting policy, with a corresponding decrease in beginning retained earnings, net of applicable income taxes. As of March 31, 2020, the ACL for off-balance sheet credit exposures was $5.7 million, including the $3.9 million effect of adopting CECL and a $1.8 million charge to the provision in the first quarter of 2020. The increase in the allowance for credit losses for unfunded loan commitments in the first quarter of 2020 primarily reflects the effect of the deteriorating economic outlook due to the COVID-19 pandemic.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of March 31, 2020, the held-to-maturity securities portfolio consisted of Puerto Rico municipal bonds. Upon adoption of CECL on January 1, 2020, the Corporation recognized an ACL for held-to-maturity securities of approximately $8.1 million, as a cumulative effect adjustment from a change in accounting policy, with a corresponding decrease in beginning retained earnings, net of applicable income taxes. As of March 31, 2020, the ACL for held-to-maturity debt securities was $9.3 million, including the $8.1 million effect of adopting CECL and a $1.1 million charge to the provision recorded in the first quarter of 2020. The increase in the allowance for credit losses for held-to-maturity debt securities in the first quarter of 2020 primarily reflects the effect of the deteriorating economic outlook due to the COVID-19 pandemic.

Allowance for Credit Losses for Available-for-Sale Debt Securities

During the first quarter of 2020, the Corporation established a $0.4 million ACL in connection with private label MBS held as part of the available-for-sale investment securities portfolio. The ACL was derived from a decline in the present value of expected cash flows attributed to credit factors, taking into consideration the effect of the deteriorating forecasted economic conditions due to the COVID-19 pandemic.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $13.0 billion as of March 31, 2020, up $436.7 million from December 31, 2019.

The following variances within the main components of total assets were noted:

  A $443.6 million increase in cash and cash equivalents attributable, among other things, to additional liquidity in connection with the growth in total deposits, as well as proceeds of $200 million received from the cancellation of reverse repurchase agreements that were previously offset in the statement of financial condition against variable-rate repurchase agreements in accordance with ASC Topic 210-20-45-11.
  A $9.3 million increase in total loans. The variance consisted of an increase of $60.0 million in the Florida region, partially offset by reductions of $41.8 million and $8.9 million in the Puerto Rico and Virgin Islands regions, respectively. On a portfolio basis, the increase consisted of a $63.8 million growth in commercial and construction loans and a $31.0 million increase in consumer loans, partially offset by an $85.5 million decrease in residential mortgage loans.

The increase in total loans in the Florida region consisted of a $74.1 million increase in the balance of commercial and construction loans, partially offset by reductions of $9.8 million in residential mortgage loans and $4.3 million in consumer loans. The increase in commercial and construction loans was driven by new loan originations, including $62.3 million on four large facilities individually in excess of $7 million.

The decrease in total loans in the Puerto Rico region consisted of reductions of $68.6 million and $7.1 million in residential mortgage and commercial and construction loans, respectively, partially offset by a $33.9 million increase in consumer loans. The decrease in commercial and construction loans was mainly related to an $8.9 million decrease in the total balance of floor plan lines of credit and principal repayments received during the first quarter that reduced by $8.9 million the balance of three large commercial and industrial lines of credit, partially offset by an increase in the balance of certain construction facilities. The decrease in residential mortgage loans in the Puerto Rico region reflects the effect of collections, charge-offs, sales of loans held for sale, and approximately $4.3 million of foreclosures recorded in the first quarter, which more than offset a reduced volume of residential mortgage loan originations. Approximately 87% of the $60.5 million in residential mortgage loan originations in the Puerto Rico region during the first quarter of 2020 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by new loan originations, but at a slower pace than prior quarters due to interruptions caused by the COVID-19 pandemic. As of the date hereof, the amount of draws from unfunded loan commitments has not increased significantly due to COVID-19.

The decrease in total loans in the Virgin Islands region reflects reductions of $7.1 million in residential mortgage loans and $3.2 million in commercial and construction loans, partially offset by an increase of $1.4 million in consumer loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), decreased by $329.2 million to $802.6 million in the first quarter of 2020, compared to $1.1 billion in the fourth quarter of 2019. The decrease reflects reductions in new commercial loan originations and a decrease in utilization of commercial lines of credit, as well as reductions in residential and consumer loan originations attributable to both seasonality and the effect of disruptions in the loan underwriting and closing process caused by the lockdown in Puerto Rico since March 16, 2020 related to the COVID-19 pandemic.

Total loan originations in the Puerto Rico region decreased by $182.4 million to $611.4 million in the first quarter of 2020, compared to $793.8 million in the fourth quarter of 2019. The decline in the Puerto Rico region consisted of decreases of $80.4 million in commercial and construction loan originations, $51.5 million in residential mortgage loans originations, and $50.5 million in consumer loan originations. The decrease in commercial and construction loan originations primarily reflects a decrease in the utilization of commercial credit lines, primarily floor plan lines of credit, and a reduced volume of new loan originations. The decrease in residential and consumer loan originations reflects the effect of both seasonality and disruptions caused by the COVID-19 pandemic.

Total loan originations in the Florida region decreased by $119.3 million to $176.2 million in the first quarter of 2020, compared to $295.6 million in the fourth quarter of 2019. The decrease in the Florida region consisted of a reduction of $119.4 million in commercial and construction loan originations, partially offset by a $0.1 million increase in consumer loan originations.

Total loan originations in the Virgin Islands region decreased by $27.5 million to $15.0 million in the first quarter of 2020, compared to $42.5 million in the fourth quarter of 2019. The decrease in the Virgin Islands region consisted of a $28.6 million decrease in commercial and construction loan originations, partially offset by increases of $1.0 million and $0.1 million in residential mortgage and consumer loan originations, respectively. The decrease in commercial and construction loan originations was primarily related to the effect in the fourth quarter of 2019 of the refinancing or renewal of certain credit facilities of government-related entities totaling $27.8 million.

  A $137.6 million increase in the ACL for loans and finance leases in connection with the cumulative effect of adopting ASC 326 on January 1, 2020 and the reserves build a during the first quarter of 2020.
  A $43.0 million increase in net deferred tax assets, primarily related to the increase in the ACL in connection with the adoption of ASC 326.
  A $199.4 million decrease in investment securities, mainly driven by the aforementioned sales of $275.6 million of U.S. agencies MBS, prepayments of $70.5 million of U.S. agencies residential pass-through MBS, and $27.7 million of U.S. agencies bonds that were called prior to maturity, partially offset by purchases of $147.8 million of U.S. agencies MBS and bonds, an increase of approximately $50 million in the fair value of available-for-sale securities (excluding previously-unrealized gains on investments sold in the first quarter), and a $9.6 million decrease related to the allowance for credit losses on held-to-maturity and available-for-sale debt securities established in the first quarter of 2020 in connection with the adoption of the CECL accounting standard. The sales of $275.6 million have settlement dates in April, thus, as of March 31, 2020, the decrease in the investment securities portfolio was offset by a corresponding increase in accounts receivable on unsettled investment sales included as part of Other assets in the consolidated statement of financial condition.

Total liabilities were approximately $10.8 billion as of March 31, 2020, up $465.0 million from December 31, 2019.

The increase in total liabilities was mainly due to:

  A $200 million increase in the reported balance of repurchase agreements, reflecting the effect of the aforementioned cancellation of reverse repurchase agreements that were previously offset against variable-rate repurchase agreements in the statement of financial condition in accordance with ASC Topic 210-20-45-11.
  A $91.2 million increase in total deposits, excluding brokered deposits and government deposits, reflecting an increase of $150.5 million in the Puerto Rico region, partially offset by decreases of $46.7 million and $12.6 million in the Florida and Virgin Islands regions, respectively. The variance in the Puerto Rico region included increases in retail time deposits, as well as savings and demand deposit account balances.
  A $16.9 million increase in brokered CDs, reflecting the effect of new issuances amounting to $77.9 million with an all-in cost of 1.38%, partially offset by approximately $61.2 million of maturing brokered CDs, with an all-in cost of 2.19%, that were paid off during the first quarter. In addition, non-maturity brokered deposits, such as a money market account maintained by a deposit broker, increased in the quarter by $100.9 million to $223.2 million as of March 31, 2020.
  A $5.0 million increase in government deposits, reflecting an increase of $13.1 million in the Virgin Islands region, partially offset by an $8.1 million decrease in the Puerto Rico region.
  A $60.0 million increase related to short-term funding obtained from the Primary Credit FED discount window program during the first quarter of 2020, reported as Loans payable in the consolidated statement of financial condition.

Total stockholders’ equity amounted to $2.2 billion as of March 31, 2020, a decrease of $28.3 million from December 31, 2019. The decrease was driven by the $62.3 million transition adjustment related to the adoption of CECL recorded against beginning retained earnings, and common and preferred stock dividends declared in the first quarter of 2020 totaling $11.6 million, partially offset by the earnings generated in the first quarter, and an increase of approximately $50 million in the fair value of available-for-sale investment securities recorded as part of “Other comprehensive income.”

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 21.79%, 22.19%, 25.42% and 15.98%, respectively, as of March 31, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 21.60%, 22.00%, 25.22%, and 16.15%, respectively, as of December 31, 2019.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 20.26%, 23.66%, 24.92%, and 17.05%, respectively, as of March 31, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.09%, 23.49%, 24.74% and 17.26%, respectively, as of December 31, 2019.

As disclosed in the Corporation’s 2019 Form 10-K, the Corporation had initially elected to phase-in the January 1, 2020 (“day 1”) impact to retained earnings of $62.3 million to regulatory capital, over a three-year transition period beginning in 2020. As part of its response to the impact of COVID-19, on March 31, 2020, the Federal Reserve, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency issued an interim final rule that provided the option to temporarily delay the effects of CECL on regulatory capital for two years, followed by a three-year transition period. The interim final rule provides that the day 1 impact to retained earnings plus 25% of the change in the ACL (excluding PCD loans) from January 1, 2020 to December 31, 2021 will be delayed for two years and phased-in at 25% per year beginning on January 1, 2022. Accordingly, as of March 31, 2020, the capital measures of the Corporation and the Bank exclude the $62.3 million day 1 impact to retained earnings and 25% of the $59.8 million increase in the allowance for credit losses from January 1, 2020 to March 31, 2020.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 16.36% as of March 31, 2020, compared to 17.15% as of December 31, 2019.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Tangible Equity:
Total equity - GAAP	$2,199,751	$2,228,073	$2,200,595	$2,152,976	$2,100,457
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,141)	(3,615)	(4,137)	(4,659)	(5,180)
Core deposit intangible	(3,287)	(3,488)	(3,695)	(3,903)	(4,096)
Insurance customer relationship intangible	(432)	(470)	(508)	(546)	(584)

Tangible common equity	$2,128,689	$2,156,298	$2,128,053	$2,079,666	$2,026,395

Tangible Assets:
Total assets - GAAP	$13,047,977	$12,611,266	$12,530,713	$12,537,196	$12,376,780
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,141)	(3,615)	(4,137)	(4,659)	(5,180)
Core deposit intangible	(3,287)	(3,488)	(3,695)	(3,903)	(4,096)
Insurance customer relationship intangible	(432)	(470)	(508)	(546)	(584)

Tangible assets	$13,013,019	$12,575,595	$12,494,275	$12,499,990	$12,338,822

Common shares outstanding	218,161	217,359	217,361	217,328	217,332

Tangible common equity ratio	16.36%	17.15%	17.03%	16.64%	16.42%
Tangible book value per common share	$9.76	$9.92	$9.79	$9.57	$9.32

Exposure to Puerto Rico Government

As of March 31, 2020, the Corporation had $203.3 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $204.5 million as of December 31, 2019. Approximately $181.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also included a $13.7 million loan extended to an affiliate of a public corporation, and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.1 million (fair value of $7.3 million as of March 31, 2020), included as part of the Corporation’s available-for-sale investment securities portfolio.

The aforementioned exposure to municipalities in Puerto Rico included $138.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. In connection with the adoption of ASC 326 in the first quarter of 2020, the Corporation established an allowance for credit losses for such debt securities amounting to $9.3 million as of March 31, 2020.

As of March 31, 2020, the Corporation had $818.8 million of public sector deposits in Puerto Rico, compared to $826.9 million as of December 31, 2019. Approximately 36% is from municipalities and municipal agencies in Puerto Rico and 64% is from public corporations and the central government and agencies in Puerto Rico.

Update on Pending Acquisition of Banco Santander Puerto Rico

With respect to the Corporation’s announced transaction to acquire Banco Santander Puerto Rico, the Corporation continues to work with the applicable regulators in their review of the transaction. Taking into account the impact of the COVID-19 pandemic, the Corporation now believes it is unlikely that all regulatory approvals will be received to close the transaction by the middle of 2020 as previously expected. The Corporation continues to cooperate with its regulators and to provide requested additional information as part of the application process.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, April 30, 2020, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.1firstbank.com, until April 30, 2021. A telephone replay will be available one hour after the end of the conference call through May 30, 2020 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10142861.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, the Puerto Rico economy and the global economy, as well as the risk that COVID-19 may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the Paycheck Protection Program established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the proposed acquisition of BSPR, including the impact of the COVID-19 pandemic on the ability to obtain regulatory approvals and the timing of such regulatory action and the ability to meet other closing conditions to the acquisition on a timely basis, the risk that deposit attrition, customer loss and/or revenue loss prior to or following the acquisition may exceed expectations, including because of the impact of the COVID-19 pandemic on customers; the risk that significant costs, expenses, and resources associated with or in funding the acquisition may be higher than expected; the ability to successfully complete the integration of systems, procedures, and personnel of BSPR into FirstBank that are necessary to make the transaction economically successful; the risk that the Corporation may not be able to effectively integrate BSPR into the Corporation’s internal control over financial reporting; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic or other global or regional health crises as well as past or future natural disasters that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the timing of the receipt of disaster relief funds allocated to Puerto Rico; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the impact of the COVID-19 pandemic on the economy of Puerto Rico which has been in an economic recession since 2006; uncertainty as to the availability of certain funding sources, such as brokered CDs particularly given the impact of the COVID-19 pandemic on the global economy; the weakness of the real estate markets and of the consumer and commercial sectors, which may be exacerbated by the unemployment and government restrictions imposed as a result of the COVID-19 pandemic, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on the determination of the allowance for credit losses required by the new CECL accounting standard effective since January 1, 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, including as a result of the COVID-19 pandemic, and disruptions in the U.S. capital markets, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.1 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security incidents such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business, may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the pending acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements, particularly given the increase in the allowance for credit losses resulting from the need to take into account the COVID-19 uncertainties in the implementation of the new credit loss accounting guidance; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020, or health epidemic, such as the COVID-19 pandemic in 2020. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for credit losses on loans, finance leases, and debt securities, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and which are clearly separable from normal operations.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for first quarter of 2020 and the fourth and first quarters of 2019. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Interest Income
Interest income - GAAP	$165,264	$167,620	$166,472
Unrealized loss on
derivative instruments	-	-	4
Interest income excluding valuations	165,264	167,620	166,476
Tax-equivalent adjustment	5,652	5,050	5,322
Interest income on a tax-equivalent basis and excluding valuations	$170,916	$172,670	$171,798

Interest expense - GAAP	26,615	27,691	26,291

Net interest income - GAAP	$138,649	$139,929	$140,181

Net interest income excluding valuations	$138,649	$139,929	$140,185

Net interest income on a tax-equivalent basis and excluding valuations	$144,301	$144,979	$145,507

Average Balances
Loans and leases	$8,997,418	$8,952,209	$8,912,874
Total securities, other short-term investments and interest-bearing cash balances	3,055,546	2,865,530	2,634,055
Average interest-earning assets	$12,052,964	$11,817,739	$11,546,929

Average interest-bearing liabilities	$8,009,199	$7,845,104	$7,615,212

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.51%	5.63%	5.85%
Average rate on interest-bearing liabilities - GAAP	1.34%	1.40%	1.40%
Net interest spread - GAAP	4.17%	4.23%	4.45%
Net interest margin - GAAP	4.63%	4.70%	4.92%

Average yield on interest-earning assets excluding valuations	5.51%	5.63%	5.85%
Average rate on interest-bearing liabilities excluding valuations	1.34%	1.40%	1.40%
Net interest spread excluding valuations	4.17%	4.23%	4.45%
Net interest margin excluding valuations	4.63%	4.70%	4.92%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.70%	5.80%	6.03%
Average rate on interest-bearing liabilities excluding valuations	1.34%	1.40%	1.40%
Net interest spread on a tax-equivalent basis and excluding valuations	4.36%	4.40%	4.63%
Net interest margin on a tax-equivalent basis and excluding valuations	4.82%	4.87%	5.11%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, which are clearly separable from normal operations. This press release includes the following non-GAAP financial measures for the first quarter of 2020 and the fourth and first quarters of 2019 that reflect the described items that were excluded for one of those reasons:

  Adjusted net (loss) income for the first quarter of 2020 and the fourth and first quarters of 2019 reflect the following exclusions:

- Gain of $8.2 million on the sales of U.S. agencies MBS in the first quarter of 2020.

- COVID-19 pandemic-related expenses of $0.4 million in the first quarter of 2020.

- Merger and restructuring costs of $0.8 million and $10.9 million recorded in the first quarter of 2020 and fourth quarter of 2019, respectively, related to transaction costs and restructuring initiatives in connection with the pending acquisition of BSPR.

- Total benefit of $1.2 million and $0.7 million recorded in the first quarter of 2020 and fourth quarter of 2019, respectively, resulting from insurance recoveries associated with hurricane-related expenses and impairments incurred on facilities affected by Hurricanes Irma and Maria.

- Reserve release of $6.4 million recorded in the first quarter of 2019 related to the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria.

- Expense recovery of $2.3 million in the first quarter of 2019 related to an employee retention benefit payment received by the Bank under the Disaster Tax Relief and Airport Extension Act of 2017, as amended.

- The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $0.1 million in the first quarter of 2020 in connection with the COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $0.3 million and $4.1 million in the first quarter of 2020 and fourth quarter of 2019, respectively, related to merger and restructuring costs in connection with the pending acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $0.4 million and $0.3 million in the first quarter of 2020 and fourth quarter of 2019, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $2.4 million in the first quarter of 2019 related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 37.5%).
  No tax expense was recorded for the gain on sales of U.S. agencies MBS in the first quarter of 2020. Those gains were recorded at the tax-exempt international banking entity subsidiary level.
  The employee retention benefit recognized in 2019 was not treated as taxable income by virtue of the Disaster Tax Relief and Airport Extension Act of 2017.

Management believes that the presentation of adjusted net (loss) income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize this non-GAAP financial measure as a guide in its budgeting and long-term planning process.

  Adjusted provision for credit losses on loans to net charge-offs ratios - The following table reconciles the ratio of the adjusted provision for credit losses on loans and finance leases to net charge-offs for the first quarter of 2019 excluding the hurricane-related qualitative reserve releases, which the Corporation regards as a Special Item:

	Provision for credit losses for loans and finance leases to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Quarter Ended March 31, 2019

(In thousands)	Provision for Credit Losses for Loans and Finance Leases	Net Charge-Offs

Provision for credit losses for loans and finance leases and net charge-offs (GAAP)	$11,820	$24,450
Less Special Item:
Hurrricane-related qualitative reserve release	6,425	-
Provision for credit losses for loans and finance leases and net charge-offs, excluding special item (Non-GAAP)	$18,245	$24,450

Provision for credit losses for loans and finnace leases to net charge-offs (GAAP)	48.34%
Provision for credit losses for loans and finance leases to net charge-offs, excluding special item (Non-GAAP)	74.62%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2020	2019
ASSETS

Cash and due from banks	$990,007	$546,391

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	97,408	97,408
Total money market investments	97,708	97,708

Investment securities available for sale, at fair value (allowance for credit losses of $368 as of March 31, 2020)	1,932,178	2,123,525

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $9,267 as of March 31, 2020	129,266	138,675

Equity securities	39,630	38,249

Total investment securities	2,101,074	2,300,449

Loans, net of allowance for credit losses of $292,774
(December 31, 2019 - allowance for credit losses of $155,139)	8,746,173	8,847,066
Loans held for sale, at lower of cost or market	12,046	39,477
Total loans, net	8,758,219	8,886,543

Premises and equipment, net	149,863	149,989
Other real estate owned	99,674	101,626
Accrued interest receivable on loans and investments	49,425	50,205
Deferred tax asset, net	307,829	264,842
Other assets	494,178	213,513
Total assets	$13,047,977	$12,611,266

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,404,932	$2,367,856
Interest-bearing deposits	7,157,381	6,980,573
Total deposits	9,562,313	9,348,429
Loans payable	60,000	-
Securities sold under agreements to repurchase	300,000	100,000
Advances from the Federal Home Loan Bank (FHLB)	565,000	570,000
Other borrowings	184,150	184,150
Accounts payable and other liabilities	176,763	180,614
Total liabilities	10,848,226	10,383,193

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,955,394 shares
(December 31, 2019 - 222,103,721 shares issued)	22,296	22,210
Less: Treasury stock (at par value)	(480)	(474)

Common stock outstanding, 218,160,725 shares outstanding
(December 31, 2019 - 217,359,337 shares outstanding)	21,816	21,736
Additional paid-in capital	942,516	941,652
Retained earnings	1,150,199	1,221,817
Accumulated other comprehensive income	49,116	6,764
Total stockholders' equity	2,199,751	2,228,073
Total liabilities and stockholders' equity	$13,047,977	$12,611,266

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2020	2019	2019

Net interest income:
Interest income	$165,264	$167,620	$166,472
Interest expense	26,615	27,691	26,291
Net interest income	138,649	139,929	140,181
Provision for credit losses:
Loans	74,045	8,473	11,820
Unfunded loan commitments	1,819	-	(412)
Debt securities	1,502	-	-
Provision for credit losses	77,366	8,473	11,408
Net interest income after provision for credit losses	61,283	131,456	128,773

Non-interest income:
Service charges on deposit accounts	5,957	6,205	5,716
Mortgage banking activities	3,788	4,640	3,627
Net gain on sales of investments	8,247	-	-
Other non-interest income	12,208	13,560	13,200
Total non-interest income	30,200	24,405	22,543

Non-interest expenses:
Employees' compensation and benefits	42,859	40,856	39,296
Occupancy and equipment	15,127	16,151	16,055
Business promotion	3,622	4,060	3,706
Professional service fees	11,793	12,033	10,310
Taxes, other than income taxes	3,880	3,864	3,820
Insurance and supervisory fees	2,609	2,593	2,868
Net loss on other real estate owned operations	1,188	3,280	3,743
Merger and restructuring costs	845	10,850	-
Other non-interest expenses	10,261	8,627	10,586
Total non-interest expenses	92,184	102,314	90,384

(Loss) income before income taxes	(701)	53,547	60,932
Income tax benefit (expense)	2,967	(17,098)	(17,618)

Net income	$2,266	$36,449	$43,314

Net income attributable to common stockholders	$1,597	$35,780	$42,645

Earnings per common share:

Basic	$0.01	$0.17	$0.20
Diluted	$0.01	$0.16	$0.20

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Condensed Income Statements:
Total interest income	$ 165,264	$ 167,620	$ 166,472
Total interest expense	26,615	27,691	26,291
Net interest income	138,649	139,929	140,181
Provision for credit losses	77,366	8,473	11,408
Non-interest income	30,200	24,405	22,543
Non-interest expenses	92,184	102,314	90,384
(Loss) income before income taxes	(701)	53,547	60,932
Income tax benefit (expense)	2,967	(17,098)	(17,618)
Net income	2,266	36,449	43,314
Net income attributable to common stockholders	1,597	35,780	42,645

Per Common Share Results:
Net earnings per share - basic	$ 0.01	$ 0.17	$ 0.20
Net earnings per share - diluted	$ 0.01	$ 0.16	$ 0.20
Cash dividends declared	$ 0.05	$ 0.05	$ 0.03
Average shares outstanding	216,785	216,750	216,338
Average shares outstanding diluted	217,314	217,379	216,950
Book value per common share	$ 9.92	$ 10.08	$ 9.50
Tangible book value per common share (1)	$ 9.76	$ 9.92	$ 9.32

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.07	1.15	1.43
Interest Rate Spread (2)	4.36	4.40	4.63
Net Interest Margin (2)	4.82	4.87	5.11
Return on Average Total Equity	0.41	6.48	8.43
Return on Average Common Equity	0.29	6.59	8.58
Average Total Equity to Average Total Assets	17.38	17.73	16.97
Total capital	25.42	25.22	24.10
Common equity Tier 1 capital	21.79	21.60	20.44
Tier 1 capital	22.19	22.00	20.84
Leverage	15.98	16.15	15.46
Tangible common equity ratio (1)	16.36	17.15	16.42
Dividend payout ratio	678.80	30.29	15.22
Efficiency ratio (3)	54.60	62.26	55.54

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	3.24	1.72	2.04
Net charge-offs (annualized) to average loans	0.78	0.84	1.10
Provision for credit losses on loans and finance leases to net charge-offs (4)	421.31	44.81	48.34
Non-performing assets to total assets	2.44	2.52	3.35
Nonaccrual loans held for investment to total loans held for investment	2.35	2.34	3.03
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	137.91	73.64	67.36
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment,
excluding residential real estate loans	327.52	173.81	130.56

Other Information:
Common Stock Price: End of period	$ 5.32	$ 10.59	$ 11.46

1- Non-GAAP financial measure. See page 20 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 24 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of the provision for credit losses for loans and finance leases to net charge-offs, excluding the hurricane-related qualitative reserve release was 74.62% for the quarter ended March 31, 2019.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2020	2019	2019	2020	2019	2019	2020	2019	2019

Interest-earning assets:
Money market & other short-term investments	$770,708	$748,672	$490,045	$2,262	$3,042	$2,829	1.18%	1.61%	2.34%
Government obligations (2)	481,967	462,015	765,250	5,301	4,818	7,476	4.42%	4.14%	3.96%
Mortgage-backed securities	1,763,813	1,613,488	1,333,752	14,009	12,736	11,897	3.19%	3.13%	3.62%
FHLB stock	33,390	37,256	41,930	596	669	696	7.18%	7.12%	6.73%
Other investments	5,668	4,099	3,078	11	12	6	0.78%	1.16%	0.79%
Total investments (3)	3,055,546	2,865,530	2,634,055	22,179	21,277	22,904	2.92%	2.95%	3.53%
Residential mortgage loans	2,890,810	2,960,727	3,122,372	38,655	39,884	41,819	5.38%	5.34%	5.43%
Construction loans	122,120	108,082	85,485	1,881	1,722	1,329	6.20%	6.32%	6.31%
C&I and commercial mortgage loans	3,679,470	3,644,319	3,724,486	47,972	50,049	53,282	5.24%	5.45%	5.80%
Finance leases	421,740	400,645	341,789	7,919	7,680	6,386	7.55%	7.61%	7.58%
Consumer loans	1,883,278	1,838,436	1,638,742	52,310	52,058	46,078	11.17%	11.23%	11.40%
Total loans (4) (5)	8,997,418	8,952,209	8,912,874	148,737	151,393	148,894	6.65%	6.71%	6.78%
Total interest-earning assets	$12,052,964	$11,817,739	$11,546,929	$170,916	$172,670	$171,798	5.70%	5.80%	6.03%

Interest-bearing liabilities:
Brokered CDs	$429,106	$468,715	$523,258	$2,452	$2,724	$2,687	2.30%	2.31%	2.08%
Other interest-bearing deposits	6,580,393	6,450,902	6,024,953	17,202	18,122	14,805	1.05%	1.11%	1.00%
Loans payable	4,396	-	-	3	-	-	0.27%	-	-
Other borrowed funds	440,194	284,476	327,001	3,950	3,372	5,014	3.61%	4.70%	6.22%
FHLB advances	555,110	641,011	740,000	3,008	3,473	3,785	2.18%	2.15%	2.07%
Total interest-bearing liabilities	$8,009,199	$7,845,104	$7,615,212	$26,615	$27,691	$26,291	1.34%	1.40%	1.40%
Net interest income				$144,301	$144,979	$145,507
Interest rate spread							4.36%	4.40%	4.63%
Net interest margin							4.82%	4.87%	5.11%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 24 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.2 million, $2.8 million and $2.1 million for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2020	2019	2019

Service charges on deposit accounts	$5,957	$6,205	$5,716
Mortgage banking activities	3,788	4,640	3,627
Insurance income	4,582	1,928	4,250
Other operating income	7,626	11,632	8,950

Non-interest income before net gain on
sales of investments	21,953	24,405	22,543

Net gain on sales of investments	8,247	-	-

	$30,200	$24,405	$22,543

Table 4 – Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Employees' compensation and benefits	$42,859	$40,856	$39,296
Occupancy and equipment	15,127	16,151	16,055
Deposit insurance premium	1,522	1,674	1,698
Other insurance and supervisory fees	1,087	919	1,170
Taxes, other than income taxes	3,880	3,864	3,820
Professional fees:
Collections, appraisals and other credit related fees	1,696	2,345	1,717
Outsourcing technology services	6,829	6,036	5,520
Other professional fees	3,268	3,652	3,073
Credit and debit card processing expenses	3,950	3,734	4,154
Business promotion	3,622	4,060	3,706
Communications	1,877	1,591	1,752
Net loss on OREO operations	1,188	3,280	3,743
Merger and restructuring costs	845	10,850	-
Other	4,434	3,302	4,680
Total	$92,184	$102,314	$90,384

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2020	2019
Balance Sheet Data:
Loans, including loans held for sale	$9,050,993	$9,041,682
Allowance for credit losses for loans and finance leases	292,774	155,139
Money market and investment securities, net of allowance for credit losses for debt securities	2,198,782	2,398,157
Intangible assets	34,958	35,671
Deferred tax asset, net	307,829	264,842
Total assets	13,047,977	12,611,266
Deposits	9,562,313	9,348,429
Borrowings	1,109,150	854,150
Total preferred equity	36,104	36,104
Total common equity	2,114,531	2,185,205
Accumulated other comprehensive income, net of tax	49,116	6,764
Total equity	2,199,751	2,228,073

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2020	2019

Residential mortgage loans	$2,875,672	$2,933,773

Commercial loans:
Construction loans	159,675	111,317
Commercial mortgage loans	1,454,753	1,444,586
Commercial and Industrial loans	2,236,218	2,230,876
Commercial loans	3,850,646	3,786,779

Finance leases	429,146	414,532

Consumer loans	1,883,483	1,867,121
Loans held for investment	9,038,947	9,002,205
Loans held for sale	12,046	39,477
Total loans	$9,050,993	$9,041,682

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,094,269	$223,903	$557,500	$2,875,672

Commercial loans:
Construction loans	46,291	12,222	101,162	159,675
Commercial mortgage loans	1,014,664	64,725	375,364	1,454,753
Commercial and Industrial loans	1,266,200	105,228	864,790	2,236,218
Commercial loans	2,327,155	182,175	1,341,316	3,850,646

Finance leases	429,146	-	-	429,146

Consumer loans	1,795,956	51,302	36,225	1,883,483
Loans held for investment	6,646,526	457,380	1,935,041	9,038,947

Loans held for sale	7,628	88	4,330	12,046
Total loans	$6,654,154	$457,468	$1,939,371	$9,050,993

(In thousands)	As of December 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,136,818	$230,769	$566,186	$2,933,773

Commercial loans:
Construction loans	36,102	12,144	63,071	111,317
Commercial mortgage loans	1,012,523	67,377	364,686	1,444,586
Commercial and Industrial loans	1,285,594	105,819	839,463	2,230,876
Commercial loans	2,334,219	185,340	1,267,220	3,786,779

Finance leases	414,532	-	-	414,532

Consumer loans	1,776,675	49,924	40,522	1,867,121
Loans held for investment	6,662,244	466,033	1,873,928	9,002,205

Loans held for sale	33,709	350	5,418	39,477
Total loans	$6,695,953	$466,383	$1,879,346	$9,041,682

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2020	2019
Nonaccrual loans held for investment:
Residential mortgage	$122,903	$121,408
Commercial mortgage	35,953	40,076
Commercial and Industrial	19,734	18,773
Construction	9,663	9,782
Consumer and Finance leases	24,042	20,629
Total nonaccrual loans held for investment	212,295	210,668

OREO	99,674	101,626
Other repossessed property	5,832	5,115
Total non-performing assets, excluding nonaccrual loans held for sale	$317,801	$317,409

Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$317,801	$317,409

Past-due loans 90 days and still accruing (2)	$132,058	$135,490
Allowance for credit losses on loans	$292,774	$155,139
Allowance for credit losses on loans to total nonaccrual loans held for investment	137.91%	73.64%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	327.52%	173.81%

(1) Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans will accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loans statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31, 2020 and December 31, 2019 amounted to $134.0 million, $136.7 million, respectively.

(2) Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of March 31, 2020 and December 31, 2019 amounted to $25.4 million and $27.0 million, respectively.

Table 9 – Non-Performing Assets by Geography

(In thousands)	March 31,	December 31,
	2020	2019
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$98,529	$97,214
Commercial mortgage	22,061	23,963
Commercial and Industrial	17,988	16,155
Construction	1,992	2,024
Finance leases	1,925	1,354
Consumer	20,823	18,129
Total nonaccrual loans held for investment	163,318	158,839

OREO	94,151	96,585
Other repossessed property	5,619	4,810
Total non-performing assets, excluding nonaccrual loans held for sale	$263,088	$260,234
Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$263,088	$260,234
Past-due loans 90 days and still accruing (2)	$125,623	$129,463

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$10,191	$10,903
Commercial mortgage	13,892	16,113
Commercial and Industrial	1,454	2,303
Construction	7,671	7,758
Consumer	439	467
Total nonaccrual loans held for investment	33,647	37,544

OREO	5,328	4,909
Other repossessed property	103	146
Total non-performing assets, excluding nonaccrual loans held for sale	$39,078	$42,599
Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale	$39,078	$42,599
Past-due loans 90 days and still accruing	$5,723	$5,898

United States:
Nonaccrual loans held for investment:
Residential mortgage	$14,183	$13,291
Commercial mortgage	-	-
Commercial and Industrial	292	315
Construction	-	-
Consumer	855	679
Total nonaccrual loans held for investment	15,330	14,285

OREO	195	132
Other repossessed property	110	159
Total non-performing assets, excluding nonaccrual loans held for sale	$15,635	$14,576
Nonaccrual loans held for sale	-	-
Total non-performing assets, including nonaccrual loans held for sale	$15,635	$14,576
Past-due loans 90 days and still accruing	$712	$129
(1)	Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans will accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loans statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31, 2020 and December 31, 2019 amounted to $134.0 million, $136.7 million, respectively.

(2)

Includes 90-days past due and still accruing PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining the loan pools both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. The amortized cost of 90-days past due and still accruing PCD loans as of March 31, 2020 and December 31, 2019 amounted to $25.4 million and $27.0 million, respectively.

Table 10 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2020	2019	2019

Allowance for credit losses on loans and finance leases, beginning balance prior to CECL adoption	$155,139	$165,575	$196,362
Impact of adopting ASC 326	81,165	-	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	236,304	165,575	196,362
Provision for credit losses on loans and finance leases	74,045	8,473	11,820(1)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,779)	(5,930)	(5,547)
Commercial mortgage	(84)	(103)	(2,272)
Commercial and Industrial	(10)	208	(5,216)
Construction	24	(8)	(166)
Consumer and finance leases	(13,726)	(13,076)	(11,249)
Net charge-offs	(17,575)	(18,909)	(24,450)
Allowance for credit losses on loans and finance leases, end of period	$292,774	$155,139	$183,732

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.24%	1.72%	2.04%
Net charge-offs (annualized) to average loans outstanding during the period	0.78%	0.84%	1.10%
Provision for credit losses on loans and finance leases to net charge-offs during the period	4.21x	0.45x	0.48x
Provision for credit losses on loans and finance leases to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in
the first quarter of 2019	4.21x	0.45x	0.75x
(1) Net of a $6.4 million net credit loss reserve release on loans associated with the effect of Hurricanes Irma and Maria.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year Ended
	March 31, 2020	December 31,	December 31,	December 31,	December 31,
	(annualized)	2019	2018	2017	2016

Residential mortgage	0.52%	0.66%	0.67%	0.79%	0.93%

Commercial mortgage	0.02%	0.97%	1.03%	2.42%	1.28%

Commercial and Industrial	0.00%	0.16%	0.38%	0.66%	1.11%

Construction	-0.08%	-0.28%	6.75%	2.05%	1.02%

Consumer and finance leases	2.38%	2.05%	2.31%	2.12%	2.63%

Total loans	0.78%	0.91%	1.09%	1.33%	1.37%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003